Dolan McEniry Capital Management, LLC (“Dolan McEniry”)
Code of Ethics and Personal Trading Policy

10.1	Overview

The purpose of this Code of Ethics and Personal Trading Policy (“Code” or “Policy”) is to set forth standards of conduct and personal trading guidelines that every Supervised Person is expected to follow. This Code is intended to comply with Rule 204A-1 of the Investment Advisers Act of 1940, as amended (“Advisers Act”), and Rule 17j-1 of the Investment Company Act of 1940, as amended (“1940 Act”).

Every Supervised Person (as defined in section 10.02(A)(17)) of Dolan McEniry will be required to certify annually that:

•	S/he has received this Policy and any amendments to this Code;
•	S/he has read and understood this Policy and recognizes s/he is subject to its provisions; and
•	S/he has complied with the applicable provisions of this Policy and has reported all personal securities transactions required to be reported under Section 10.05 of this Policy.

The Managing Members are responsible for oversight of this Policy. Questions concerning this Policy should be directed to the Chief Compliance Officer (“CCO”).

10.2	Terms and Definitions

A.	Definitions (as used within this Policy):

1.
“Access Person” means any employee, officer, Managing Member or any other person the CCO has determined to be an Access Person because he or she is involved in making securities recommendations to Clients or has access to nonpublic information regarding (i) purchases or sales of securities; (ii) security recommendations; or (iii) portfolio holdings.

2.
“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

3.
“Beneficial Ownership” has the same meaning as in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (the “1934 Act”)
except that the term applies to both debt and equity securities. As a general matter, “Beneficial Ownership” will be attributed to an Access Person who has or shares a direct or indirect Monetary interest in a Security, including through any contract, arrangement, understanding, relationship or otherwise or who has investment control over the account in which the Access Person is beneficiary.  An Access Person is not considered to have a direct or indirect pecuniary interest by virtue of a power of attorney, trusteeship or executorship unless the Access Person or a member of his or her immediate family sharing the same household has a vested interest in the securities held in, or the income of, the assets of the account, trust or estate.

Beneficial Ownership typically includes:

a.	Securities held in a person’s own name;
b.	Securities held with another in joint ownership arrangements;
c.	Securities held by a bank or broker as nominee or custodian on such persons’ behalf or pledged as collateral for a loan;
d.
Securities held by immediate family members sharing the same household (“immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in- law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships); and

e.	Securities owned by a corporation which is directly or indirectly controlled by, or under common control with, such person.

Any uncertainty as to whether an Access Person beneficially owns a security should be brought to the attention of the CCO.

4.
“Control” has the same meaning as set forth in Section 2(a)(9) of the 1940 Act. In summary, Control means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

5.	“Client” means any person or entity for which Dolan McEniry serves as an investment adviser pursuant to a written Investment Management Agreement.

6.	“Exempt Transactions” are those security transactions within a personal investment portfolio that are exempt from the Code’s quarterly reporting requirements and include:

a.	Transactions in open-end mutual funds that are not Reportable Funds;
b.	Transactions in securities issued by the United States Government;
c.	Transactions in bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements, money market funds;

d.	Transactions in unit investment trusts that re invested exclusively in one or more open-end mutual funds, none of which are Reportable Funds;
e.	Transactions in personal accounts not managed by Dolan McEniry, in which the Access Person has no direct or indirect influence or control, including Managed Accounts; and
f.	Transactions effected pursuant to an Automatic Investment Plan as defined above.

7.
“Federal Securities Laws” means the Securities Act of 1933 (“1933 Act”), the Securities Exchange Act of 1934 (“1934 Act”), the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gramm-Leach Bliley Act, any rules adopted by the Securities and Exchange Commission (“SEC”) under any of these statutes, the Bank Secrecy Act as it applies to mutual funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of Treasury.

8.
“Initial Public Offering (“IPO”)” means an offering of securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

9.
“Limited Offerings”, including Private Placements, are defined as securities within non-public companies and are exempt from registration pursuant to Section 4(2) or Section 4(6) under the 1933 Act, or Rules 504, 505 or 506 under said Act.

10.	“Managed Account” is an investment account managed by an external entity in which the Access Person has no discretion over the specific securities purchased or sold within the investment account.

11.
“Monetary interest” has the same meaning as “pecuniary interest” as described in Rule 16a-1(a)(2) of the 1934 Act; the opportunity to directly or indirectly profit or share in any profit derived from a security transaction.

12.	“Private Placement” has the same meaning as “Limited Offering”, an offering that is exempt from registration under the 1933 Act.

13.
“Purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a Security, the conversion of a convertible Security, and the exercise of a warrant for the purchase of a Security.

14.	“Reportable Fund” means any investment company where Dolan McEniry serves as the investment adviser or sub-adviser.

15.
“Security” has the same meaning as set forth in Section 202(a)(18) of the Advisers Act.Some of the more common inclusions in this definition are any note, stock, treasury stock, bond debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, interest in a private placement, or any put, call, straddle or option on any security or on any group or index of securities.

16.
A security is “being considered for purchase or sale” when a recommendation to purchase or sell a security has been made and communicated, and with respect to the person making the recommendation, when such person seriously considers making such a recommendation. Further, a security is being considered for purchase or sale:

a.
With respect to a portfolio manager or persons advising a portfolio manager with respect to a specific transaction, during the period a portfolio manager is making a determination regarding the purchase or sale of a security; or

b.	With respect to the person making the recommendation, when such person seriously considers making such a recommendation.

17.
“Supervised Person” as set forth in Section 202(a)(25) of the Advisers Act means any officer, director, Managing Member, or employee of Dolan McEniry, or any other person who provides advice on behalf of Dolan McEniry and is subject to Dolan McEniry’s supervision and control.

10.3	Standards of Conduct

The Advisers Act imposes a fiduciary duty on all investment advisers, including Dolan McEniry. As a fiduciary, Dolan McEniry has a duty of utmost good faith to act solely in the best interests of each of its Clients. In meeting this fiduciary duty, Dolan McEniry and it Supervised Persons must strive to avoid and/or if appropriate, manage and/or disclose potential or actual conflicts of interest.
Clients entrust the firm to prudently manage their assets, which in turn places a high standard on the conduct and integrity of Dolan McEniry’s Supervised Persons. This fiduciary duty compels all Supervised Persons to act with the utmost integrity in all dealings. This fiduciary duty is the core principle underlying this Code of Ethics and Personal Trading Policy and represents the expected basis of all dealings with Dolan McEniry Clients.

In connection with these expectations and in an attempt to manage conflicts of interest, Dolan McEniry has established the following core principles of conduct. While the following standards are not all-encompassing, they are consistent with Dolan McEniry’s culture of trust, honesty, integrity, and openness which is evident throughout Dolan McEniry.

A.	Core Principles

1.	The interests of Clients are required to be placed ahead of those of all others;
2.	Dolan McEniry will strive to foster a healthy culture of compliance;
3.	Supervised Persons are prohibited from taking inappropriate advantage of their position with Dolan McEniry;
4.	Supervised Persons should attempt to avoid any actual or potential conflict of interest with any Dolan McEniry Client;
5.	Personal securities transactions are required to be conducted in a manner consistent with this Policy, and should not adversely impact a Client’s account;
6.	Diligence and care shall be taken in maintaining and protecting non- public, confidential information concerning Dolan McEniry’s Clients (as addressed in Dolan McEniry’s Privacy Policy); and
7.
Supervised Persons are required to comply with Federal Securities Laws (as defined in section 10.02(A) (7)). Strict adherence to Dolan McEniry’s compliance policy manual and instructions provided by the CCO will assist Supervised Persons in complying with this important requirement.

B.	General Prohibitions

The Advisers Act prohibits fraudulent activities by Supervised Persons of Dolan McEniry. Specifically, these persons may not:

1.	Employ any device, scheme or artifice to defraud a Client;
2.
Make any untrue statement of a material fact to a Client or omit to state a material fact necessary in order to make the statements made to a Client, in light of the circumstances under which they are made, not misleading;

3.	Engage in any act, practice or course of business that operates or would operate as fraud or deceit on a Client; or
4.	Engage in any manipulative practice with respect to a Client.

C.	Personal Conduct

1.	Acceptance of Gifts and Receipt of Business Entertainment

a.	Acceptance of Gifts

Supervised Persons are prohibited from receiving any gift, gratuity, hospitality or other offering of more than $250 per calendar year in aggregate value from any person or entity doing business with Dolan McEniry with the exception of persons or entities associated with Client accounts subject to Department of Labor (“DOL”) oversight (such as ERISA qualified accounts), whereby Dolan McEniry will limit the value of any gift or other offering to the value determined by Dolan McEniry’s understanding of current DOL accepted standards. All gifts received from a person or entity must be reported to Dolan McEniry through SchwabCT, Dolan McEniry’s compliance software program. Novelty or perishable items of a de minimis value do not require reporting. A record of all gifts reported will be maintained within SchwabCT and a Managing Member will review for reasonableness annually.

b.	Receipt of Business Entertainment Provided by Entities/Persons Other Than Broker-Dealers

This Policy does not impose a dollar limit on the receipt of business entertainment, items or events where the Supervised Person has reason to believe there is a legitimate business purpose, for example, business entertainment such as a dinner or sporting event of reasonable value from entities other than broker-dealers.  However, no Supervised Person may accept entertainment deemed to be excessive. A representative of the entity providing the entertainment must be present at the event to be considered legitimate business entertainment. If a representative is not at the event, then the entertainment is considered a gift subject to the limitations described in this Policy. All entertainment received must be reported to Dolan McEniry through SchwabCT. Dolan McEniry will limit the value of any entertainment received from persons or entities associated with Client accounts subject to DOL oversight to the value determined by Dolan McEniry’s understanding of current DOL accepted standards. A record of all entertainment received will be maintained within SchwabCT and a Managing Member will review for reasonableness periodically.

c.	Entertainment Provided by Broker-Dealers

Supervised Persons are permitted to participate in entertainment, such as golf, dinner or sport event tickets hosted by a broker-dealer, but the Supervised Person must pay for his/her own portion of the entertainment (not the broker’s portion) and submit it for reimbursement by the firm. A record of the Supervised Persons entertainment should be reported in SchwabCT as a receipt of business entertainment and a Managing Member will periodically review for reasonableness.

2.	Giving of Gifts and Business Entertainment

a.	Giving of Gifts

Supervised Persons are prohibited from giving any gift, gratuity, hospitality or other offering of more than $375 in a calendar year in aggregate value to any person or entity doing business with Dolan McEniry, with the exception of persons or entities associated with Client accounts subject to DOL oversight whereby Dolan McEniry will limit the value of any gift or other offering to the value determined by Dolan McEniry’s understanding of current DOL accepted standards.

All such gifts (with the exception of novelty or perishable items of de minimis value) must be reported to Dolan McEniry through SchwabCT which will maintain a record of such items.  A Managing Member shall periodically review gifts provided to individuals and Clients for reasonableness, propriety and consistency with this Policy.

b.	Giving of Business Entertainment

Supervised Persons are expected to attend any business entertainment or event, such as a concert or sporting event, where access to an event is provided by Dolan McEniry. If a Dolan McEniry Supervised Person is unable to attend, the entertainment provided by Dolan McEniry shall be considered a gift, subject to the limitations outlined in 10.3(C)(2)(a) above. No Supervised Person may provide business entertainment deemed to be excessive. With regards to accounts subject to DOL oversight Dolan McEniry will limit the value of any entertainment given to persons or entities associated with Client accounts to the value determined by Dolan McEniry’s understanding of current DOL accepted standards.

Dolan McEniry shall track all business entertainment expenses in the firm’s corporate accounting records. Additionally, a Managing Member shall periodically review business entertainment hosted by Dolan McEniry for reasonableness.

3.	Charitable Contributions

Supervised Persons are prohibited from making charitable contributions for the purpose of obtaining or retaining advisory contracts with organizations. In addition, Supervised Persons are prohibited from considering Dolan McEniry’s current or anticipated business relationships as a factor in making charitable contributions.

4.	Political Contributions

Supervised Persons may only make political contributions, as permitted in Dolan McEniry’s Political Contributions Policy. Supervised Persons are prohibited from making political contributions for the purpose of obtaining or retaining advisory contracts.  In addition, Supervised Persons are prohibited from considering Dolan McEniry’s current or anticipated business relationships as a factor in making political contributions.

5.	Serve as Director for an Outside Company

Any Supervised Person wishing to serve as director for an outside public company or private company (for profit or not-for-profit) must report the activity to the CCO and a Managing Member through SchwabCT.

6.	Outside Business Interests

Supervised Persons wishing to engage in business activities outside of Dolan McEniry’s business must report the activity to the CCO and/or a Managing Member through SchwabCT and, if requested, provide periodic reports to the CCO summarizing those outside business activities.

D.	Protection of Material Non-public Information

1.	Supervised Persons are expected to exercise diligence and care in maintaining and protecting Client non-public, confidential information as outlined in Dolan McEniry’s Privacy Policy.

2.
Supervised Persons are also expected to not divulge information regarding Dolan McEniry’s securities recommendations or Client securities holdings to any individual outside of the firm, except as approved by the CCO.

3.	Supervised Persons are expected to adhere to any Reportable Fund’s policy on the disclosure of portfolio holdings.

10.4	Personal Trading Policy

A.	Fixed Income Personal Securities Transactions

Access Persons are not required to obtain pre-clearance for fixed income personal securities transactions in an account(s) managed by Dolan McEniry, following one of Dolan McEniry’s investment strategies. Trades in an Access Persons’s account managed by the firm may be executed alongside Client trades or on the same calendar day as Dolan McEniry executes transactions on behalf of its Clients in the same security provided that:

1.	No Client is harmed by the Access Person’s personal security transactions;
2.	The Access Person is not advantaged by the Clients’ security transactions;
3.	Clients received the same or better price as the Access Person on the security transactions; and
4.	Transactions are done in accordance with Dolan McEniry’s Trade Aggregation and Allocation Policy.

B.	Personal Trading Restrictions – Preclearance Requirements

Access Persons may not acquire any securities in an IPO, Limited Offering/Private Placement, or fixed income security (other than noted above in section 10.04(A)) without express prior approval from a Managing Member or CCO.

Pre-clearance is not required for transactions in accounts not managed by Dolan McEniry, in which the Access Person has no direct or indirect influence or control (see Managed Accounts below in section 10.05(B)).

Pre-clearance requests should be submitted to a Managing Member and/or the CCO and such requests should be made on the form maintained by the firm. Pre-clearance authorizations for Private Placements are good until the time the investment is made. The Managing Member or the CCO may disapprove such request for any reason s/he deems appropriate. The Managing Members shall submit pre-clearance requests to the CCO and the CCO’s pre-clearance requests shall be submitted to a Managing Member.

10.5	Personal Trading Reporting Requirements

A.	Reporting Requirements by Access Persons

1.	Quarterly Transaction Report

Within 30 calendar days following the end of each calendar quarter, Access Persons shall submit through SchwabCT, investment statements which include all personal securities transactions in which the Access Person had a direct or indirect Beneficial Ownership interest, except for Exempt Transactions listed below in this section. If an Access Person effected no transactions during the applicable quarter, s/he shall file a report indicating as such.  The CCO shall submit his investment statements which include all personal securities transactions to a Managing Member through SchwabCT.. Investment statements must contain all the required information as described below.

Information to be included on this quarterly transaction report is as follows:

•	Trade Date
•	Security Name
•	Ticker Symbol or CUSIP number, interest rate and maturity date Number of Shares or Par
•	Type of Transaction (Purchase, Sale or Other)

•	Price
•	Principal Amount
•	Broker Name
•	Account Number
•	Date of Report

Quarterly transaction reports must also include any new accounts established during the period and include the name of the bank or broker/dealer, the account number and the date the account was established.

Transactions in the following securities are not required to be reported:
a.	Transactions in open-end mutual funds, with the exception of Reportable Funds;
b.	Transactions in securities issued by the United States Government;
c.	Transactions in bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements, money market funds;
d.	Transactions in unit investment trusts that re invested exclusively in one or more open-end mutual funds, none of which are Reportable Funds;
e.	Transactions in accounts not managed by Dolan McEniry or an affiliate, in which the employee has no direct or indirect influence or control, including Managed Accounts; and
f.	Transactions effected pursuant to an Automatic Investment Plan.

2.	Holdings Report

Access Persons are required to submit investment statement(s) which includes all personal securities holdings, other than Excluded Securities described in section 10.02(A)(15), through SchwabCT.  In addition to other securities holdings, holdings in Private Placements require reporting. All investment statements should be provided to the CCO within 10 calendar days upon becoming an Access Person of Dolan McEniry and on an annual basis thereafter, as directed by the CCO. These investment statements should be current as of a date not more than 45 calendar days prior to submission. The investment statements should contain the following information:

•	Security Name
•	Ticker Symbol or CUSIP number
•	Number of Shares or Par
•	Principal Amount
•	Broker or Bank Name
•	Date of the Report

The CCO shall submit his investment statements to a Managing Member through SchwabCT.

B.	Managed Accounts

In order to establish a Managed Account, an Access Person must grant to the external manager complete investment discretion over your account. In addition, the Access Person must provide documentation evidencing s/he does have not discretion over the account to the CCO who will determine whether the account is approved as a Managed Account. Reporting, including pre- clearance, is not required for trades in this type of an account; however, Access Persons may not participate, directly or indirectly, in individual investment decisions or be made aware of such decisions before transactions are executed and must certify as such to the CCO on a quarterly basis. This restriction does not preclude the Access Person from establishing investment guidelines for the manager, such as indicating industries to invest in, types of securities to purchase, or overall investment objectives. However, these guidelines may not be changed so frequently as to give the appearance that the Access Person is actually directing account investments.

C.	Submission of Duplicate Confirmations and Periodic Statements
Dolan McEniry requires that the Access Person attaches account statements of his or her investment accounts in SchwabCT. This requirement applies to any investment account over which the Access Person has direct or indirect Beneficial Ownership.

D.	Review of Personal Securities

The CCO, and/or Managing Members, shall generally consider the following factors when reviewing reportable security holdings and transactions as well as pre-clearance requests:

1.	Whether the investment opportunity should be directed to a Client’s account;
2.	Whether the amount or nature of the transaction affected the price or market for the Security;
3.	Whether the pre-clearance procedures were followed;
4.	Whether the Access Person benefited from purchases or sales being made for Clients;
5.	Whether the transaction harmed any Client; and
6.	Whether the transaction has the appearance of impropriety.

A Managing Member will review the CCO’s personal securities reports. In no case should an Access Person review his/her own report.

10.6	Record Keeping Requirements

Dolan McEniry will keep the following records regarding this Code of Ethics and Personal Trading Policy:

A.	Current and historic copies of this Code;
B.	Supervised Persons’ written acknowledgement of receipt of the Code;
C.	Historic listings of all Supervised Persons and Access Persons subject to the Code;
D.	Violations of the Code, and records of action taken as a result of the violations;
E.	All personal securities reports made by Access Persons and/or copies of investment account confirmations and statements;
F.	Personal transaction pre-approvals; and
G.	Any reports made to a Reportable Fund.

10.7	Reporting of Violations

All Supervised Persons are required to report promptly any violation or suspected violation of this Policy (including the discovery of any violation committed by another Supervised Person) to the CCO or a Managing Member. Examples of items that should be reported include (but are not limited to): non-compliance with Federal Securities Laws; conduct that is harmful to Clients; and purchasing Securities contrary to the personal trading policy. A Managing Member and the CCO will determine whether such violations should be reported to any Reportable Fund.

Such persons are encouraged to report any violations or perceived violations as such good faith reports will not be viewed negatively by Dolan McEniry management, even if the reportable event, upon investigation, is determined to be non-volitional in nature and the CCO or a Managing Member determines the Supervised Person reported such apparent violation in good faith.

10.8	Sanctions

Upon discovering a violation of the Code, the CCO and/or a Managing Member may impose such sanctions as they deem appropriate, including, among other sanctions, a letter of censure or suspension, or termination of employment of the violator. In the event the violation involves the CCO, then the Managing Members will determine an appropriate sanction.

Approved: July 2011

Revised:	June 2014 January 2016 December 2017 June 2018